                                                                     EXHIBIT 12

                           THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIO)

                                                                         THREE MONTHS
                                    YEAR ENDED DECEMBER 31                  ENDED
                         -----------------------------------------------  MARCH 31,
                           1992      1993     1994     1995       1996       1997
                         --------  -------- -------- ---------  -------- ------------
Fixed charges
 Interest expense....... $ 74,281  $ 84,054 $ 69,322 $  29,467  $ 27,047   $ 10,012
 Interest related to
  ESOP(a)...............    4,113     2,611    1,376
 Capitalized interest...    3,963       391    1,142       485
 Portion of rents deemed
  to be
  interest..............   21,857    21,007   20,418    22,180    19,636      4,406
 Amortization of debt
  expense...............      600       995      339       411       529        121
                         --------  -------- -------- ---------  --------   --------
    Total fixed charges. $104,814  $109,058 $ 92,597 $  52,543  $ 47,212   $ 14,539
                         ========  ======== ======== =========  ========   ========
Earnings (loss)
 Income (loss) from
  continuing operations
  before income taxes... $ (7,102) $109,785 $257,899 $(455,013) $403,989   $ 79,365
 Fixed charges, less
  capitalized interest
  and interest related
  to ESOP(a)............   96,738   106,056   90,079    52,058    47,212     14,539
 Amortization of
  capitalized interest..    5,963     4,222    4,229     4,475     4,102        997
 Distributed income from
  less than 50% owned
  unconsolidated
  affiliates............      214       281      292       352       191
 Subtract: Equity loss
  (income) from less
  than 50% owned
  unconsolidated
  affiliates............    2,025     1,067    1,158     (615)        14      1,852
                         --------  -------- -------- ---------  --------   --------
    Total earnings
     (loss)............. $ 97,838  $221,411 $353,657 $(398,743) $455,508   $ 96,753
                         ========  ======== ======== =========  ========   ========
Ratio of earnings to
 fixed charges..........   (b)       2.0x     3.8x      (c)       9.6x       6.7x

--------
(a) The Company guaranteed repayment of debt of the Company's Employee Stock Ownership Plan and, accordingly, included the related interest in fixed charges. This debt was repaid on December 15, 1994.
(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.
(c) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this year, as earnings in 1995 were impacted by approximately $768 million in restructuring charges.